Exhibit 99.1

IDENTIV ANNOUNCES AMENDMENT

TO CREDIT AGREEMENT WITH OPUS BANK

FREMONT, Calif., November 12, 2014 – Identiv, Inc. (NASDAQ: INVE), a global security technology company that provides trusted identity solutions for premises, information, and everyday items, today announced an amendment to its existing credit agreement with Opus Bank.

The original agreement, entered into on March 31, 2014, provided for a $10 million term loan and $10 million revolving loan facility. Given Identiv’s stronger balance sheet position after the completed public offering in September 2014, the parties have agreed to amend the original agreement with improved financing terms. With the amendment, the term loan maturity will now be due in a lump sum repayment on March 31, 2017 and the annual interest rate has been reduced. The capital availability under the revolving loan facility has been increased from $10 million to $30 million with a new maturity date of November 10, 2017, and the annual interest rate has also been reduced. Lastly, the amendment includes a modification of terms related to Identiv’s stock repurchase plan.

“Opus Bank has been a solid partner and the restructured facility provides Identiv with improved terms that enhance our operational flexibility,” said Jason Hart, Identiv CEO.

“With Identiv’s recent follow-on offering and the completion of its restructuring activities, the revised terms of Opus’ credit facility recognize the much-improved credit profile of Identiv,” added Kevin McBride, Senior Managing Director and Head of Opus’ Technology Banking.

About Identiv

Identiv is a global security technology company that establishes trust in the connected world, including premises, information, and everyday items. CIOs, CSOs and product departments rely upon Identiv’s trust solutions to reduce risk, achieve compliance, and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, trusted authentication, mobility, and cloud services. For more information, visit identiv.com.

About Opus Bank

Opus Bank is an FDIC insured California-chartered commercial bank with over $4.7 billion of total assets, $3.7 billion of total loans, and $3.5 billion in total deposits as of September 30, 2014. Opus Bank provides high-value, relationship-based banking products, services, and solutions to its clients through its Retail Bank, Commercial Bank, Merchant Bank, and Correspondent Bank. Opus Bank offers a suite of treasury and cash management and depository solutions and a wide range of loan products, including commercial business, healthcare, technology, multifamily residential, commercial real estate, and structured finance, and is an SBA preferred lender. Opus Bank is an Equal Housing Lender. Opus Bank operates 58 banking offices, including two in the Phoenix metropolitan area of Arizona, 32 in California, and 24 in the Seattle/Puget Sound region in Washington. For additional information about Opus Bank, please visit opusbank.com. To learn more about how Opus Bank is backing businesses, please opusbank.com/spotlight.

Investor Relations Contact:

Lennart Streibel

Identiv, Inc.

+1 949-553-4251

IR@identiv.com

Identiv Media Contact:

Joann Wardrip

MSLGROUP

415-512-0770

identiv@mslgroup.com